UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2020

DPL Inc.

Ohio

(State of Incorporation)

1-9052

(Commission File Number)

31-1163136

(IRS Employer Identification No.)

1065 Woodman Drive

Dayton, Ohio 45432

(Address of principal executive offices, including zip code)

937-259-7215

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2020, DPL Inc. (“DPL”) entered into an indenture (the “Indenture”), with U.S. Bank National Association (the “Trustee”). DPL also entered into a registration rights agreement as described below in Item 2.03 of this Current Report on Form 8-K. The information reported below in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation.

On June 19, 2020, DPL completed the offering of $415 million in aggregate principal amount of 4.125% senior notes due 2025 (the “Notes”) in a private offering conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Notes have not been registered under the Securities Act or applicable state securities laws and, consequently, the Notes may not be offered or sold in the United States absent registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state laws. DPL intends to use the net proceeds from the offering, together with cash on hand and/or the proceeds of other short-term borrowings, to finance the redemption of all its outstanding 7.25% Senior Unsecured Notes due 2021, of which $380 million is currently outstanding, and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

Payments of interest on the Notes are payable on January 1 and July 1 of each year, commencing January 1, 2021. Principal on the Notes is payable, unless earlier redeemed, on the maturity date, which is July 1, 2025. DPL has also agreed to register the Notes under the Securities Act by filing an exchange offer registration statement or, under special circumstances, a shelf registration statement with the Securities and Exchange Commission pursuant to a registration rights agreement, dated as of June 19, 2020 (the “Registration Rights Agreement”), by and between DPL and J.P. Morgan Securities LLC, as representative of the initial purchasers. Failure to timely comply with certain provisions of the Registration Rights Agreement will result in increased interest on the Notes.

DPL may redeem some or all of the Notes at any time before April 1, 2025 at a redemption price equal to 100% of the principal amount, plus a make-whole premium calculated based on the applicable Treasury Rate (as defined in the Indenture) plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. DPL may redeem some or all of the Notes at any time on or after April 1, 2025 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture contains certain restrictions, including a limitation that restricts DPL’s and certain of its subsidiaries’ ability to create certain liens on its assets or properties and consolidate or merge, or convey, transfer or lease substantially all of its consolidated properties. The Indenture also requires DPL to offer to repurchase the Notes upon the occurrence of certain change of control events.

The foregoing descriptions of the terms of the Indenture and the Registration Rights Agreement are qualified in their entirety by reference to the Indenture and the Registration Rights Agreement that are attached hereto as Exhibits 4.1 and 4.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 4.1	Indenture, dated June 19, 2020, by and between DPL Inc. and U.S. Bank National Association.
Exhibit 4.2	Registration Rights Agreement, dated June 19, 2020, by and between DPL Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPL Inc.

Date: June 19, 2020	By:	/s/ Judi L. Sobecki
	Name:	Judi L. Sobecki
	Title:	General Counsel and Secretary